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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-46361) pertaining to the IHOP Corp. 1991 Stock Incentive Plan and in the Registration Statement (Form S-8 No. 333-71768) pertaining to the IHOP Corp. 2001 Stock Incentive Plan of IHOP Corp. and Subsidiaries of our reports dated February 26, 2008, with respect to the consolidated financial statements of IHOP Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of IHOP Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP
Los Angeles, California February 26, 2008

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Consent of Independent Registered Public Accounting Firm